Exhibit 1.01
Dolby Laboratories, Inc.
Conflict Minerals Report
For The Year Ended December 31, 2013

This Conflict Minerals Report (the “Report”) of Dolby Laboratories, Inc. (“Dolby” or the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2013 to December 31, 2013. The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals referred to as “Conflict Minerals” are gold, columbite-tantalite (coltan), cassiterite and wolfamite, including their derivatives which include tantalum, tin and tungsten. The “Covered Countries” for purposes of the Rule and this Report are the Democratic Republic of Congo, the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

As described in this Report, we have determined that certain Conflict Minerals are necessary to the functionality or production of products manufactured or contracted to be manufactured by us during calendar year 2013. These products are referred to in this Report as “Covered Products.” As a result, we have conducted a reasonable country of origin inquiry (“RCOI”) reasonably designed to determine if any of these Conflict Minerals originated in the Covered Countries. Our RCOI primarily consisted of submitting the Conflict Minerals reporting questionnaire prepared by the Electronic Industry Citizenship Coalition and Global eSustainability Initiative (“EICC-GeSI”) to our contract manufacturers and suppliers of components received in 2013. Responses were reviewed for completeness and consistency, and we routinely followed up with our contract manufacturers and component suppliers for corrections and clarifications as needed. Based on our RCOI, we believe that certain of the Conflict Minerals used in our products may have originated in the Covered Countries. Based on this information, we performed additional due diligence on the source and chain of custody of these Conflict Minerals based on the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“Framework”) to determine if the Conflict Minerals that may have originated in the Covered Countries benefited armed groups. As such, we believe our process was reasonably designed and performed in good faith. After performing the RCOI and due diligence in conformity with the Framework, we were unable to comprehensively determine the origin of all Conflict Minerals used in our products, the facilities used to process them, their country of origin, and their mine or location of origin.
Product Descriptions of Covered Products

Product	Description
Digital Cinema Products
Digital Cinema Products are used for digital encoding, distribution, and playback. Our digital cinema server is used to load, store, decrypt, decode, and re-encrypt digital film files for presentation on digital cinema projectors. We also provide products that encrypt, encode, and package digital films, and digital cinema processors to decode digital cinema soundtracks.

Film-based Cinema Products	Film-based Cinema Processors are used to read, decode and playback a film soundtrack and calibrate the sound system in a movie theater.
Professional Reference Monitors	Professional Reference Monitor is a video monitor used during the production and post-production of cinematic and video content in situations where grade 1 reference performance is required.
Broadcast Products
Broadcast Products are used to encode, transmit, and decode multiple channels of high quality audio for DTV and HDTV program production and broadcast distribution, and to measure the loudness of broadcast audio content.

Digital 3D Products	Digital 3D Products deliver a 3D image with an existing digital cinema server and white (or silver) screen. Our Dolby 3D glasses feature high quality multicoated lenses that deliver sharp 3D images.
RCOI
Our RCOI primarily consisted of submitting the EICC-GeSI Conflict Minerals questionnaire to all of our contract manufacturers and suppliers of components purchased in 2013. We submitted this questionnaire to 47 contract manufacturers and component suppliers. We did not receive complete responses to the questionnaire from 9 of these contract manufacturers and suppliers (19%). Of the responses received, four suppliers indicated that they source Conflict Minerals from the Covered Countries. Based on these four responses, we believe that certain of the Conflict Minerals used in our products may have originated in the Covered Countries.

Due Diligence
Dolby assembled a Conflict Minerals project team with representatives from Engineering, Legal, and Procurement to develop and execute its Conflict Minerals program. Dolby adopted a Conflict Minerals Policy (available at http://www.dolby.com/us/en/about-us/who-we-are/conflict-minerals-policy.html) that provides our commitment to minimizing the use of Conflict Minerals that finance or benefit armed groups. We actively engage with our suppliers to promote responsible sourcing practices including promoting practices that avoid sources of Conflict Minerals that benefit armed groups. We encourage suppliers to seek conflict-free sources for Conflict Minerals used in our products that are certified as conflict-free by participating in a third party audit such as that provided by the Conflict-Free Smelter Program (“CFSP”). The project team communicated this policy with contract manufacturers and component suppliers. The project team reviewed the EICC-GeSI questionnaire responses supplied by the contract manufacturers and component suppliers with senior management. The table below describes the smelters and refiners reported by our contract manufacturers and component suppliers on the EICC-GeSI questionnaire, including the countries of origin of the Conflict Minerals provided.

Smelters/Refiners Identified For Covered Products
Smelter/ Refiner Name	Sourcing Status
A.L.M.T. Corp.	Unknown
Aida Chemical Industries Co. Ltd.	Unknown
Almalyk Mining And Metallurgical Complex (Ammc)	Unknown
Asaka Riken Co Ltd	Unknown
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Unknown
Aurubis Ag	Unknown
Bangko Sentral Ng Pilipinas (Central Bank Of The Philippines)	Unknown
Bauer Walser Ag	Unknown
Boliden Ab	Unknown
Caridad	Unknown
Cendres & Métaux Sa	Unknown
Changsha South Tantalum Niobium Co., Ltd.	Unknown
China National Gold Group Corporation	Unknown
Chongyi Zhangyuan Tungsten Co Ltd	Unknown
Chugai Mining	Unknown
CNMC (Guangxi) Pgma Co. Ltd.	Unknown
Colt Refining	Unknown
Cooper Santa	Unknown
CV Serumpun Sebalai	Unknown
CV United Smelting	Unknown
Daejin Indus Co. Ltd	Unknown
Daeryongenc	Unknown
Dayu Weiliang Tungsten Co., Ltd.	Unknown
Do Sung Corporation	Unknown
Doduco	Unknown
Em Vinto	Unknown
Estanho De Rondônia S.A.	Unknown
Fenix Metals	Unknown
Fse Novosibirsk Refinery	Unknown
Fujian Jinxin Tungsten Co., Ltd.	Unknown
Gansu Seemine Material Hi-Tech Co Ltd	Unknown
Ganzhou Huaxing Tungsten Products Co., Ltd.	Unknown
Ganzhou Non-Ferrous Metals Smelting Co., Ltd.	Unknown
Ganzhou Seadragon W & Mo Co., Ltd.	Unknown
Gejiu Zi-Li	Unknown
Global Tungsten & Powders Corp.	Unknown
Guangdong Jinding Gold Limited	Unknown
Guangdong Xianglu Tungsten Industry Co., Ltd.	Unknown
HC Starck Gmbh	Unknown

Heimerle + Meule Gmbh	Unknown
Huichang Jinshunda Tin Co. Ltd	Unknown
Hunan Chenzhou Mining Group Co	Unknown
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	Unknown
Hwasung Cj Co. Ltd	Unknown
Inner Mongolia Qiankun Gold And Silver Refinery Share Company Limited	Unknown
Japan Mint	Unknown
Japan New Metals Co Ltd	Unknown
Jiangxi Copper Company Limited	Unknown
Jiangxi Minmetals Gao'an Non-Ferrous Metals Co., Ltd.	Unknown
Jiangxi Nanshan	Unknown
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Unknown
JSC Uralectromed	Unknown
Kai Unita Trade Limited Liability Company	Unknown
Kazzinc Ltd	Unknown
Kennametal Fallon	Unknown
Korea Metal Co. Ltd	Unknown
Kyrgyzaltyn Jsc	Unknown
L' Azurde Company For Jewelry	Unknown
Lingbao Jinyuan Tonghui Refinery Co. Ltd.	Unknown
Linwu Xianggui Smelter Co	Unknown
Liuzhou China Tin	Unknown
Luoyang Zijin Yinhui Metal Smelt Co Ltd	Unknown
Metallo Chimique	Unknown
Met-Mex Peñoles, S.A.	Unknown
Minmetals Ganzhou Tin Co. Ltd.	Unknown
Moscow Special Alloys Processing Plant	Unknown
Nadir Metal Rafineri San. Ve Tic. A.Ş.	Unknown
Navoi Mining And Metallurgical Combinat	Unknown
Novosibirsk Integrated Tin Works	Unknown
O.M. Manufacturing (Thailand) Co., Ltd.	Unknown
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (Ojsc Krastvetmet)	Unknown
OJSC Kolyma Refinery	Unknown
Penglai Penggang Gold Industry Co Ltd	Unknown
Prioksky Plant Of Non-Ferrous Metals	Unknown
PT Aneka Tambang (Persero) Tbk	Unknown
PT Artha Cipta Langgeng	Unknown
PT Babel Inti Perkasa	Unknown
PT Bangka Putra Karya	Unknown
PT Bangka Tin Industry	Unknown
PT Belitung Industri Sejahtera	Unknown
PT Ds Jaya Abadi	Unknown
PT Eunindo Usaha Mandiri	Unknown
PT Karimun Mining	Unknown
PT Mitra Stania Prima	Unknown
PT Prima Timah Utama	Unknown
PT Refined Bangka Tin	Unknown
PT Sariwiguna Binasentosa	Unknown
PT Stanindo Inti Perkasa	Unknown
PT Tinindo Inter Nusa	Unknown
PX Précinox Sa	Unknown
Rui Da Hung	Unknown
Sabin Metal Corp.	Unknown
Samwon Metals Corp.	Unknown
Schone Edelmetaal	Unknown
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Unknown
Shanghai Jiangxi Metals Co. Ltd	Unknown
So Accurate Group, Inc.	Unknown

SOE Shyolkovsky Factory Of Secondary Precious Metals	Unknown
Soft Metais, Ltda.	Unknown
Tejing (Vietnam) Tungsten Co., Ltd.	Unknown
The Great Wall Gold And Silver Refinery Of China	Unknown
The Refinery Of Shandong Gold Mining Co. Ltd	Unknown
Tongling Nonferrous Metals Group Co.,Ltd	Unknown
Torecom	Unknown
Umicore Brasil Ltda	Unknown
Wolfram Bergbau Und Hütten Ag	Unknown
Wolfram Company Cjsc	Unknown
Xiamen Tungsten (H.C.) Co., Ltd.	Unknown
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Unknown
Yamamoto Precious Metal Co., Ltd.	Unknown
Yokohama Metal Co Ltd	Unknown
Yunnan Chengfeng Non-Ferrous Metals Co.,Ltd.	Unknown
Yunnan Copper Industry Co Ltd	Unknown
Zhongyuan Gold Smelter Of Zhongjin Gold Corporation	Unknown
Zhuzhou Cemented Carbide Group Co Ltd	Unknown
Zijin Mining Group Co. Ltd	Unknown
79 Smelters/Refiners Listed In The Conflict Free Smelter Program	Validated As Conflict Free
Identified Countries Of Origin:  Australia, Belgium, Bolivia, Brazil, Canada, Chile, China, Democratic Republic of Congo, Ethiopia, Germany, Indonesia, Japan, Korea, Malaysia, Mexico, Mozambique, Nigeria, Peru, Philippines, Russia, Rwanda, Singapore, South Africa, Switzerland, Taiwan, Thailand, United Kingdom, United States, Vietnam

For responses that indicated that Conflict Minerals were sourced from the Covered Countries, the project team determined whether the smelters or refiners that were identified as processing these minerals were validated as conflict-free as part of the CFSP. Of the suppliers that indicated they source Conflict Minerals that were processed in the Covered Countries, only one contract manufacturer could not verify that all the smelters or refiners they used have been validated as conflict-free as part of the CFSP. This contract manufacturer reported that they received “no reported evidence of ore coming from mines supporting conflict.” As a downstream company in the supply chain, we rely on our contract manufacturers and component suppliers to provide us with the information needed to determine the mine or location of origin of Conflict Minerals with the greatest possible specificity. We support the development and implementation of independent third party audits of smelters or refiners such as the CFSP by encouraging our contract manufacturers and component suppliers to purchase materials from audited, conflict-free smelters or refiners.
Since the end of 2013, we have asked each non-responsive component supplier to explain why they did not adequately respond to our request for information and complete the EICC-GeSI questionnaire. These explanations have been reviewed by our Director of Procurement who will determine if we will continue to purchase components from these non-responsive suppliers or if alternative suppliers can be identified and utilized in the future. If we become aware of a contract manufacturer or supplier who does not meet the expectations specified in our Conflict Minerals Policy, our Director of Procurement has the ability to seek alternative sources of supply for our products or components. We have also started the process of including provisions relating to gathering Conflict Minerals information in our supply contracts to encourage greater cooperation by the companies in our supply chain.
Findings and Conclusions
We did not receive responses from certain of our contract manufacturers and component suppliers and one contract manufacturer could not confirm that all of their sources in the Covered Countries are certified to be conflict free. We are not aware of any product or component that contains Conflict Minerals from the Covered Countries that benefited armed groups. The prior table lists the smelter or refiner names and country of origin information provided by our contract manufacturers and component suppliers. We believe that requesting our contract manufacturers and component suppliers to complete the EICC-GeSI Conflict Minerals questionnaire and encouraging these upstream suppliers to source materials from conflict-free sources such as those certified by the CFSP, and ensuring that our contract manufacturers and suppliers understand our Conflicts Minerals Policy, represents a reasonable effort to determine the mines or location of origin of the Conflict Minerals in our supply chain. The amount of information available globally on the traceability and sourcing of the original ores is limited at this time.

Steps to Improve Due Diligence
We have communicated our expectations, as reflected in our Conflict Minerals Policy, to our contract manufacturers and other suppliers. We will continue to encourage our contract manufacturers and suppliers to provide us with the information needed to determine all of the facilities used to process the Conflict Minerals used in our Covered Products, as well as the mine or location of origin of these Conflict Minerals. We believe that the quantity and quality of information related to sourcing and traceability of materials in the supply chain will continue to improve in the years to come, and we are taking the steps above to increase the response rate to the EICC-GeSI questionnaire in future years. We encourage our contract manufacturers and suppliers to seek Conflict Minerals from smelters or refiners that participate in CFSP and similar certification programs. We will continue to monitor our contract manufacturers and suppliers and perform risk assessments on our overall sourcing practices, including the procurement of Conflict Minerals. Dolby is actively engaged with Industry Organizations such as the IPC (www.ipc.org) to help develop and disseminate methods to improve compliance processes with respect to Conflict Minerals.